Prospectus Supplement No. 2	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated March 18, 2016)	Registration No. 333-209079
Registration No. 333-210270

HEAT BIOLOGICS, INC.

9,100,000 Shares of Common Stock

Warrants to Purchase Up to 6,825,000 Shares of Common Stock

This prospectus supplement amends and supplements our prospectus, dated March 18, 2016, (the “Prospectus”), relating to the offering of 9,100,000 shares of common stock of Heat Biologics, Inc. and warrants to purchase 6,825,000 shares of our common stock that were issued in our public offering that closed on March 23, 2016. Each warrant has an exercise price of $1.00 per share, is immediately exercisable and expires on the fifth anniversary of the original issuance date.

Our common stock is listed on the NASDAQ Capital Market under the symbol “HTBX.” On April 6, 2016, the last reported sale price of our common stock on the NASDAQ Capital Market was $0.68 per share.  There is no established trading market for the warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the warrants will be limited.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements.  See “Prospectus Summary—Implications of Being an Emerging Growth Company” in the Prospectus.

This prospectus supplement is being filed to include the information set forth in the Current Report on Form 8-K filed on April 7, 2016, which is set forth below.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of the Prospectus for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is April 7, 2016.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 1, 2016

Heat Biologics, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-35994	26-2844103
(Commission File Number)	(IRS Employer Identification No.)

801 Capitola Drive

Durham, NC  27713

(Address of principal executive offices and zip code)

(919) 240-7133

(Registrant’s telephone number including area code)

N/A

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Cost-Saving Measures

On April 1, 2016, the Board of Directors (the “Board”) of Heat Biologics, Inc. (the “Company”) approved a cost-savings plan and focused corporate strategy as described in Item 2.05 below.

Modification of Compensation Arrangements

In connection with the cost-savings plan, each of Jeffrey Wolf, the Company’s Chief Executive Officer, Melissa Price, the Company’s Vice President of Product Development, and Taylor Schreiber, the Company’s Chief Scientific Officer, have agreed to defer payment of a portion of their annual base salary (25% for Mr. Wolf, 20% for Dr. Price and 20% for Dr. Schreiber) on a monthly basis commencing on April 1, 2016 until December 31, 2016 at which time the payment of the full base salary shall resume; provided that payment of the full base salary shall resume and full payment of all deferred amounts shall be made upon the earliest to occur of certain events that are described in amendments to the employment agreements entered into by the Company with each of Mr. Wolf, Dr. Price and Dr. Schreiber.  The foregoing summary descriptions of the amendments to the employment agreements do not purport to be complete and are subject to, and qualified in their entirety by reference to, the full text of such documents that are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

New Employment Agreement

On April 5, 2016, the Company entered into a four-year employment agreement with Ann Rosar (the “Rosar Employment Agreement”), the Company’s Controller since January 2015, newly appointing her to serve as the Company’s Vice President of Finance and Corporate Secretary.

Pursuant to the Rosar Employment Agreement, Ms. Rosar will be entitled to an annual base salary of $160,000 and will be eligible for a discretionary performance bonus.  Ms. Rosar was also granted a ten year option exercisable for 20,000 shares of the Company’s common stock, vesting pro rata on a monthly basis over a four year period. In addition, if Ms. Rosar’s employment is terminated for any reason, she or her estate as the case may be, will be entitled to receive the accrued base salary, vacation pay, expense reimbursement and any other entitlements accrued by her to the extent not previously paid (the “Accrued Obligations”); provided, however, that if her employment is terminated  by the Company without Just Cause (as defined in the Rosar Employment Agreement) or by Ms. Rosar for Good Reason (defined as a material breach of the terms of the Rosar Employment Agreement by the Company, which breach is not cured within thirty (30) days) then in addition to paying the Accrued Obligations, the Company shall continue to pay her then current base salary for a period of four (4) months.

The information contained in this Item 1.01 regarding the Rosar Employment Agreement is qualified in its entirety by the copy of the Rosar Employment Agreement attached to this Current Report on Form 8-K as Exhibit 10.4 and is incorporated by reference herein.

Severance Arrangements

In connection with the Company’s cost-savings plan, Timothy Creech, the Company’s Chief Financial Officer and Corporate Secretary, and Anil Goyal, the Company’s Vice President of Business Development, departed from the Company effective as of April 4, 2016.

The Company entered into a severance agreement, dated April 5, 2016, with each of Mr. Creech and Dr. Goyal, respectively, in accordance with the terms of their respective employment agreements.  Pursuant to the severance agreements, Mr. Creech will receive a payment equal to six (6) months of his annual base salary (which equals $142,500) and Dr. Goyal will receive a payment equal to four (4) months of his annual base salary (which equals $85,000). Each severance agreement also contains provisions that are customary for agreements of this type. These include confidentiality and non-solicitation provisions.  In accordance with federal law, Mr. Creech and Dr. Goyal are each entitled to revoke his acceptance of their severance agreement within seven (7) days of its execution. If Mr. Creech or Dr. Goyal revokes his acceptance, the severance agreement will be of no further force or effect and he will not be entitled to the benefits described above.

The descriptions of the severance agreements are qualified in their entirety by the complete terms of such agreements, which are filed as Exhibits 10.5 and 10.6, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 2.05. Costs Associated with Exit or Disposal Activities.

The information set forth in Item 1.01 of this Current Report is incorporated by reference in response to this Item 2.05.

On April 1, 2016, the Board approved a cost-savings plan and focused corporate strategy involving reductions in headcount as well as a reduction in compensation for the Company’s leadership team to decrease operating costs.  These cost-saving measures are in response to recent events, including the limited net proceeds raised in the Company’s recently completed financing, and an assessment of its capital requirements and assets. The Company is implementing cost-saving measures and a focused corporate strategy to achieve, with its current cash on-hand, data readout in the fourth quarter of 2016 for its lead Phase 2 clinical trial evaluating HS-410 for the treatment of non-muscle invasive bladder cancer (NMIBC). These cost saving measures are intended to significantly reduce the Company’s cost structure and scale the organization appropriately for its current goals. The Company plans to direct its resources primarily to enable the completion of its Phase 2 clinical trial of HS-410 for the treatment of NMIBC and to advance the current eight patients enrolled in its Phase 1b trial evaluating HS-110 in combination with nivolumab, a Bristol-Myers Squibb PD-1 checkpoint inhibitor, for the treatment of non-small cell lung cancer.

The Company’s corporate cost-savings plan includes a workforce reduction of approximately twenty-two percent (22%) of the Company’s headcount, or six positions.  The Company estimates that it will incur total expenses relating to termination benefits of approximately $295,000 in the second quarter of 2016.  In the first quarter of 2017, the Company estimates that it will incur expenses of approximately $299,000 for retention bonuses equal to three months of base salary payable to Dr. Price, Dr. Schreiber and Ms. Rosar, as well as retention bonuses to four other employees that will be paid if the employees remain employed with the Company through December 31, 2016.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 of this Current Report is incorporated by reference in response to this Item 5.02.

Effective April 4, 2016, Ann Rosar, age 64, the Company’s Controller since January 2015, will assume the roles of Vice President of Finance and Corporate Secretary.  Ms. Rosar, has over twenty (20) years of experience in finance with publicly held companies and more than ten (10) years of experience regarding regulatory reporting requirements.  Prior to serving as the Company’s Controller, Ms. Rosar served as Manager of Financial Reporting and Accounting for LipoScience, Inc. (acquired by LabCorp), a provider of specialized cardiovascular diagnostic tests, from 2013 to 2015.  From 2007 until 2013 she served in various roles at DARA Biosciences, Inc. (now Midatech Pharma US), an oncology supportive care pharmaceutical company, including the Vice President of Finance, Chief Accounting Officer and Controller.  Ms. Rosar was the Manager of Financial Reporting and Accounting with Cicero, Inc. (formerly Level 8 Systems), a provider of business integration software, from June 2000 until November 2007, where she was responsible for Securities and Exchange Commission reporting, audits and budget analysis. Prior to that position, she served as Senior Financial Analyst-Business Operations for Nextel Communications. Ms. Rosar received a MBA in Finance from the University of Houston and received her undergraduate degree from North Carolina State University.

Given the size of the Company, the stage of its business life cycle and the extensive experience of Ms. Rosar, who will act as the Company’s Vice President of Finance and Corporate Secretary, management does not believe that the Company currently requires the services of a Chief Financial Officer.

There are no family relationships between Ms. Rosar and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company.  Additionally, there have been no transactions involving Ms. Rosar that would require disclosure under Item 404(a) of Regulation S-K.

Effective April 4, 2016, in connection with the Company’s cost-savings plan , Timothy Creech, the Company’s Chief Financial Officer and Corporate Secretary, and Anil Goyal, the Company’s Vice President of Business Development, departed from their positions with the Company.

On April 4, 2016, Louis C. Bock and Michael Kharitonov, Ph.D. each provided the Company with notice of their respective resignations from the Board, effective immediately.  Mr. Bock served on the Audit Committee and Dr. Kharitonov served on the Compensation Committee and Nominating and Corporate Governance Committee.  Mr. Bock and Dr. Kharitonov had served on the Board since 2013 and 2009, respectively.  The resignations from the Board were not due to any disagreement related to the Company’s operations, policies or practices.

As disclosed above, retention bonuses equal to three months of base salary will be paid to each of Dr. Price, Dr. Schreiber, and Ms. Rosar provided that each remains employed with the Company through December 31, 2016.

Item 7.01. Regulation FD Disclosure.

On April 7, 2016, the Company issued a news release announcing the cost-savings plan and focused corporate strategy. The information furnished on Exhibit 99.1 is incorporated by reference under this Item 7.01 as if fully set forth herein.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit

Number

Description

10.1

Amendment to Jeffrey Wolf Employment Agreement, dated April 1, 2016

10.2

Amendment to Melissa Price Employment Agreement, dated April 1, 2016

10.3

Amendment to Taylor Schreiber Employment Agreement, dated April 1, 2016

10.4

Ann Rosar Employment Agreement, dated April 5, 2016

10.5

Severance Agreement, dated as of April 5, 2016, with Timothy Creech

10.6

Severance Agreement dated as of April 5, 2016, with Anil Goyal

99.1

Press Release dated April 7, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 7, 2016	HEAT BIOLOGICS, INC.

	By:	/s/ Jeffrey Wolf
	Name:	Jeffrey Wolf
	Title:	Chairman, President and Chief Executive Officer

EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) dated the 1st day of April, 2016 to the Employment Agreement, dated December 18, 2009, as amended on January 20, 2014 and January 11, 2016 (the “Employment Agreement”), by and between Heat Biologics, Inc. (the “Corporation”) and Jeffrey Wolf (“Executive”). Capitalized terms used herein without definition shall have the meanings assigned in the Employment Agreement.

WHEREAS, Executive was retained under the Employment Agreement by the Corporation to serve as its President and Chief Executive Officer; and

WHEREAS, in order to assist the Corporation with the implementation of a cost-savings plan and focused corporate strategy, the Corporation and the Executive desire to amend the Employment Agreement as set forth herein.

NOW THEREFORE, for the mutual promises contained herein and for ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:

1.

Amendment. The following new Section 3(e) of the Employment Agreement is hereby added:

“(e)

Notwithstanding anything to the contrary in this Agreement, the Corporation and the Executive irrevocably agree to defer 25% of the Executive’s Base Salary on a  monthly basis commencing April 1, 2016 until December 31, 2016 at which time the payment of the full Base Salary shall resume; provided that payment of the full Base Salary shall resume and full payment of all deferred amounts shall be made upon the earliest to occur of the following events: (i) a financing or series of financings by the Corporation in the aggregate amount of $7,500,000; (ii) the sale of all or substantially all of the assets of the Corporation; and (iii) a change of control of the Corporation whereby another Person or other entity acquires in excess of fifty percent (50%) of the voting securities of the Corporation.

2.

Severability. The provisions of this Amendment are severable and if any part or it is found to be unenforceable the other paragraphs shall remain fully valid and enforceable.

3.

No Other Amendments; Confirmation. All other terms of the Agreement shall remain in full force and effect. The Agreement, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof.

4.

Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

5.

Governing Law. This Amendment is made and shall be construed and performed under the laws of the remaining provisions will nevertheless continue to be valid and enforceable. State of North Carolina without regard to its choice or conflict of law principles and the parties agree to North Carolina as the exclusive venue for any disputes arising hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

HEAT BIOLOGICS, INC.

By:	/s/ Melissa Price
Name:	Melissa Price
Title:	Vice President of Product Development

/s/ Jeffrey Wolf
JEFFREY WOLF

EXHIBIT 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) dated the 1st day of April, 2016 to the Employment Agreement, dated October 1, 2013, as amended on January 20, 2014, January 12, 2015, July 23, 2015 and January 11, 2016 (the “Employment Agreement”), by and between Heat Biologics, Inc. (the “Corporation”) and Melissa Price, Ph.D. (“Executive”).  Capitalized terms used herein without definition shall have the meanings assigned in the Employment Agreement.

WHEREAS, Executive was retained under the Employment Agreement by the Corporation to serve as its Vice President of Product Development; and

WHEREAS, in order to assist the Corporation with the implementation of a cost-savings plan and focused corporate strategy, the Corporation and the Executive desire to amend the Employment Agreement as set forth herein.

NOW THEREFORE, for the mutual promises contained herein and for ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:

1.

Amendment. The following new Section 3(f) of the Employment Agreement is hereby added:

“(f)

Notwithstanding anything to the contrary in this Agreement, the Corporation and the Executive irrevocably agree to defer 20% of the Executive’s Base Salary on a  monthly basis commencing April 1, 2016 until December 31, 2016 at which time the payment of the full Base Salary shall resume; provided that payment of the full Base Salary shall resume and full payment of all deferred amounts shall be made upon the earliest to occur of the following events: (i) a financing or series of financings by the Corporation in the aggregate amount of $7,500,000; (ii) the sale of all or substantially all of the assets of the Corporation; and (iii) a change of control of the Corporation whereby another Person or other entity acquires in excess of fifty percent (50%) of the voting securities of the Corporation.

2.

Severability. The provisions of this Amendment are severable and if any part or it is found to be unenforceable the other paragraphs shall remain fully valid and enforceable.

3.

No Other Amendments; Confirmation. All other terms of the Agreement shall remain in full force and effect. The Agreement, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof.

4.

Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

5.

Governing Law. This Amendment is made and shall be construed and performed under the laws of the remaining provisions will nevertheless continue to be valid and enforceable. State of North Carolina without regard to its choice or conflict of law principles and the parties agree to North Carolina as the exclusive venue for any disputes arising hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

HEAT BIOLOGICS, INC.

By:	/s/ Jeffrey Wolf
Name:	Jeffrey Wolf
Title:	President and Chief Executive Officer

s/ Melissa Price, Ph.D
MELISSA PRICE, PH.D.

EXHIBIT 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) dated the 1st day April, 2016 to the Employment Agreement, dated March 3, 2014 and as amended on January 12, 2015, July 23, 2015 and January 11, 2016 (the “Employment Agreement”) by and between Heat Biologics, Inc. (the “Corporation”) and Taylor Schreiber, M.D., Ph.D. (“Executive”). Capitalized terms used herein without definition shall have the meanings assigned in the Employment Agreement.

WHEREAS, Employee was retained under the Employment Agreement by the Corporation to serve as its Chief Scientific Officer; and

WHEREAS, in order to assist the he Corporation with the implementation of a cost-savings plan and focused corporate strategy, the Corporation and the Executive desire to amend the Employment Agreement as set forth herein.

NOW THEREFORE, for the mutual promises contained herein and for ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:

1.

Amendment. The following new Section 3(f) of the Employment Agreement is hereby added:

“(f)

Notwithstanding anything to the contrary in this Agreement, the Corporation and the Executive irrevocably agree to defer 20% of the Executive’s Base Salary on a  monthly basis commencing April 1, 2016 until December 31, 2016 at which time the payment of the full Base Salary shall resume; provided that payment of the full Base Salary shall resume and full payment of all deferred amounts shall be made upon the earliest to occur of the following events: (i) a financing or series of financings by the Corporation in the aggregate amount of $7,500,000; (ii) the sale of all or substantially all of the assets of the Corporation; and (iii) a change of control of the Corporation whereby another Person or other entity acquires in excess of fifty percent (50%) of the voting securities of the Corporation.

       2.    Severability. The provisions of this Amendment are severable and if any part or it is found to be unenforceable the other paragraphs shall remain fully valid and enforceable.

       3.    No Other Amendments; Confirmation. All other terms of the Employment Agreement shall remain in full force and effect. The Employment Agreement, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof.

       4.    Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

       5.    Governing Law. This Amendment is made and shall be construed and performed under the laws of the remaining provisions will nevertheless continue to be valid and enforceable. State of North Carolina without regard to its choice or conflict of law principles and the parties agree to North Carolina as the exclusive venue for any disputes arising hereunder.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

HEAT BIOLOGICS, INC.

By:	/s/ Jeffrey Wolf
Name:	Jeffrey Wolf
Title:	President and Chief Executive Officer

/s/ Taylor Schreiber, M.D., Ph.D.
Taylor Schreiber, M.D., Ph.D.

EXHIBIT 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), effective as of April 5, 2016 (the “Effective Date”), is by and between Heat Biologics, Inc., a corporation organized under the laws of the State of Delaware with offices located at 801 Capitola Drive, Durham, North Carolina 27514 (the “Corporation”), and Ann Rosar, an individual residing in North Carolina (the “Executive”).

1.

EMPLOYMENT; DUTIES

(a)

The Corporation hereby engages and employs Executive as the Vice President of Finance, Controller and Secretary of the Corporation (with the understanding that Executive shall also serve as the Principal Financial Officer and Principal Accounting Officer), and Executive hereby accepts such engagement and employment for the Term (as defined in Section 2). Executive will report directly to the Chief Executive Officer of the Corporation, and Executive shall have such duties, authorities and responsibilities as assigned to her by the Chief Executive Officer or the Board of Directors commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies.

(b)

During the Term, Executive may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Executive’s performance of Executive’s duties hereunder, is contrary to the interest of the Corporation or any of its subsidiaries, or requires any significant portion of Executive’s professional time.

2.

TERM

The term of this Agreement, and of Executive’s employment under it, shall commence on the Effective Date and terminate on the earlier of: (i) four (4) years from the Effective Date of this Agreement or (ii) termination under Section 8 of this Agreement (the “Term”).

3.

COMPENSATION

(a)

As compensation for the performance of her duties on behalf of the Corporation hereunder, Executive shall receive the following:

(i)

Executive shall receive an annual base salary of One Hundred Sixty Thousand Dollars ($160,000) for the Term (“Base Salary”), payable in bi-weekly installments.

(ii)

Executive shall be eligible for an annual bonus, which bonus shall be payable in cash and/or equity (“Annual Bonus”).  Any Annual Bonus that may be awarded will be in the sole and absolute discretion of both the Compensation Committee and the Board of Directors of the Corporation.

(b)

The Corporation shall reimburse Executive for all normal, usual and necessary expenses incurred by Executive in the course of performing her duties, including all reasonable travel, lodging and entertainment expenses, upon receipt by the Corporation.

(c)

The Corporation shall grant to Executive an incentive option to purchase an aggregate of twenty thousand (20,000) shares of the Corporation’s publicly traded common stock (the “Option”) pursuant to the Corporation’s Amended and Restated 2014 Stock Incentive Plan (the “Plan”) with an exercise price per share equal to the fair market value of the Corporation’s common stock on the date of grant, vesting monthly on a pro rata basis over a four (4) year period.  Any vested portion of the Option will remain exercisable for a period of ten (10) years from the Effective Date, unless such exercise rights are terminated earlier per the Corporation’s existing stock option plan. Other terms of the Option, including the period to exercise vested options following termination of employment with the Corporation, shall be according to the Corporation’s existing stock option plan and the Corporation’s stock option agreement.

(d)

In addition to standard national holidays in accordance with the Corporation’s policies, Executive shall be entitled annually to three (3) weeks paid time off (“PTO”), which may be used for vacation, personal time or for illness and five (5) days sick leave.

(e)

The Corporation shall pay seventy-five percent (75%) of the cost of medical insurance for coverage for Executive and her family pursuant to the Corporation’s healthcare insurance policy plan.  Executive shall also be offered any other benefits provided to the Corporation’s officers for which she is eligible under the policy, rules or other terms of the particular benefit.

4.

REPRESENTATIONS AND WARRANTIES BY EXECUTIVE

Executive hereby represents and warrants as of the Effective Date to the Corporation that:

(a)

Neither the execution and delivery of this Agreement nor the performance by Executive of her duties and other obligations hereunder violates or will violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior or current employment agreement, contract, or other instrument to which Executive is a party or by which is bound.

(b)

Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform her duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for Executive to execute and deliver this Agreement or perform her duties and other obligations hereunder.

5.

CONFIDENTIAL INFORMATION

(a)

Except in performing her duties within the scope of her employment with the Corporation or except with the prior written authorization by the Corporation, Executive agrees that, during the Term or at any time thereafter, she will not disclose or make accessible to any person who is not a director, Executive, contractor, or agent of the Corporation, the non-public research, development, products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of the Corporation, of any of its affiliates, of any of their clients, or of any other party to whom the Corporation owes an obligation of confidentiality (collectively, “Corporation Confidential Information.”) Executive agrees: (i) not to use any Corporation Confidential Information for herself or others and (ii) not to take any Corporation Confidential Information or reproductions thereof from the Corporation’s facilities at any time during her employment by the Corporation other than to perform her duties hereunder. Executive agrees immediately to return all Corporation Confidential Information and reproductions thereof in her possession to the Corporation upon request and in any event upon termination of employment. This Section 5 shall survive the termination of this Agreement.

(b)

In the event that Executive breaches any provisions of this Section 5 or there is a threatened breach, then, in addition to any other rights which the Corporation may have, the Corporation shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is brought in equity to enforce the provisions of this Section 5, Executive shall not urge as a defense that there is an adequate remedy at law, nor shall the Corporation be prevented from seeking any other remedies which may be available. In addition, Executive agrees that in the event that she breaches the covenants in this Section 5, in addition to any other rights that the Corporation may have, Executive shall be required to pay to the Corporation any amounts she receives in connection with such breach.

(c)

Executive recognizes that in the course of her duties hereunder, she may receive from the Corporation or others information which may be considered “material, non-public information” concerning a public company that is subject to the reporting requirements of the United States Securities and Exchange Act of 1934, as amended. Executive agrees not to:

(i)

Buy or sell any shares of stock, options, bonds, notes, warrants or other security of the Corporation while in possession of relevant material, non-public information received from the Corporation or others, and

(ii)

Provide the Corporation with information with respect to any public company that may be considered material, non-public information, unless first specifically agreed to in writing by the Corporation.

6.

INVENTIONS DISCOVERED BY EXECUTIVE

Executive shall promptly disclose to the Corporation any invention, improvement, discovery, process, formula, or method or other intellectual property, whether or not patentable or copyrightable, conceived or first reduced to practice by Executive, either alone or jointly with others, while performing services hereunder (or, if based on any of the Corporation Confidential Information, within one (1) year after the expiration or termination of the Term): (a) which pertain to any line of business activity of the Corporation, whether then conducted or then being actively planned by the Corporation, with which Executive was or is involved; (b) which is developed using time, material or facilities of the Corporation, whether or not during working hours or on the Corporation premises; or (c) which directly relates to any of Executive’s work for the Corporation during the Term, whether or not during normal working hours (collectively, “Inventions”). Executive hereby assigns to the Corporation all of Executive’s right, title and interest in and to any such Inventions. During and after the Term, Executive shall execute any documents necessary to perfect the assignment of such Inventions to the Corporation and to enable the Corporation to apply for, obtain and enforce patents, trademarks and copyrights in any and all countries on such Inventions, including, without limitation, the execution of any instruments and the giving of evidence and testimony, without further compensation beyond Executive’s agreed compensation during the course of Executive’s employment. All such acts and cooperation hereunder shall be done at Corporation’s expense, without cost or expense to Executive. Executive shall be compensated for the giving of evidence or testimony after the Term of Executive’s employment at the rate of $500/day. Without limiting the foregoing, Executive further acknowledges that all original works of authorship by Executive, whether created alone or jointly with others, related to Executive’s employment with the Corporation and which are protectable by copyright, are “works made for hire” within the meaning of the United States Copyright Act, 17 U. S. C. (S) 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Corporation. If any Invention is considered to be work not included in the categories of work covered by the United States Copyright Act, 17 U. S. C. (S) 101, as amended, such work is hereby assigned or transferred completely and exclusively to the Corporation. Executive hereby irrevocably designates counsel to the Corporation as Executive’s agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Corporation’s rights under this Section. This Section 6 shall survive the termination of this Agreement. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Executive hereby waives such Moral Rights and consents to any action of the Corporation that would violate such Moral Rights in the absence of such consent. Executive agrees to confirm any such waivers and consents from time to time as requested by the Corporation.

7.

NON-COMPETE; NON-SOLICITATION

(a)

NON-COMPETE.  For a period commencing on the Effective Date and ending one (1) year after the date Executive ceases to be employed by the Corporation  (the “Non-Competition Period”), Executive shall not:

(i)

accept any employment whose responsibilities include developing, marketing or selling any biologic or pharmaceutical product that is based upon heat shock protein-based cancer immunotherapy;

(ii)

own any equity of an entity that is developing, marketing or selling a biologic or pharmaceutical product that is based upon heat shock protein-based cancer immunotherapy; provided that Executive shall not be prohibited from being a passive owner of not more than five percent (5%) of the equity securities of an entity described in this clause (ii) that is publicly traded and for which she is in compliance with clauses (i) and (iii); or

(iii)

permit her name to be used by, act as consultant or advisor to, render material services for, or otherwise assist in any manner any person or entity, in each case with regard to the development, marketing or selling of any biologic or pharmaceutical product that is based upon heat shock protein-based cancer immunotherapy.

(b)

NON-SOLICITATION.  During the Non-Competition Period, Executive shall not, directly or indirectly: (i) induce or attempt to induce or aid others in inducing anyone working at or for the Corporation to cease working at or for the Corporation, or in any way interfere with the relationship between the Corporation and anyone working at or for the Corporation, or (ii) in any way interfere with the relationship between the Corporation and any customer, supplier, licensee or other business relation of the Corporation.

(c)

SCOPE.  If, at the time of enforcement of this Section 7, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions.

(d)

SURVIVAL OF COVENANTS.   The covenants made in this Section 7 shall survive the termination of this Agreement for the Non-Competition Period, as defined in subsection (a).

8.

TERMINATION

Subject to Section 2 above, Executive’s employment hereunder shall begin on the Effective Date and continue for the Term unless terminated upon the first to occur of the following events:

(a)

Executive’s death.

(b)

Executive’s “Disability”, meaning Executive’s incapacity, due to physical or mental illness, which results in Executive having been absent from fully performing her duties with the Corporation for a continuous period of more than thirty (30) days or more than sixty (60) days in any period of three hundred sixty-five (365) consecutive days. In the event that the Corporation intends to terminate the employment of Executive by reason of Disability, the Corporation shall give Executive no less than thirty (30) days’ prior written notice of the Corporation’s intention to terminate Executive’s employment. Executive agrees, in the event of any dispute hereunder as to whether a Disability exists, and if requested by the Corporation, to submit to a physical examination in the state of the Corporation’s executive offices by a licensed physician selected by mutual agreement between the Corporation and the Executive, the cost of such examination to be paid by the Corporation. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. If Executive refuses to submit to appropriate examinations by such physician at the request of the Corporation, the determination of the Executive’s Disability by the Corporation in good faith will be conclusive as to whether such Disability exists. This Agreement shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent that it is applicable) and any other applicable laws regarding disability.

(c)

Termination by the Corporation for Just Cause; “Just Cause”, meaning the Executive’s:

(i)

acts of embezzlement or misappropriation of funds; or fraud;

(ii)

conviction of a felony or other crime involving moral turpitude, dishonesty or theft;

(iii)

willful unauthorized disclosure of Corporation Confidential Information;

(iv)

material violation of any provision of the Agreement, which is not cured by Executive within thirty (30) days of receiving written notice of such violation by the Corporation;

(v)

being under the influence of drugs (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) during the performance of Executive’s duties under this Agreement and that the performance of her duties hereunder is affected;

(vi)

engaging in behavior that would constitute grounds for liability for harassment (as proscribed by the U.S. Equal Employment Opportunity Commission Guidelines or any other applicable state or local regulatory body) or other egregious conduct that violates laws governing the workplace; or

(vii)

willful failure to perform her assigned tasks, where such failure is attributable to the fault of Executive, gross insubordination, or dereliction of fiduciary obligations which are not cured by Executive within thirty (30) days of receiving written notice of such violation by the Corporation.

In the event that the Corporation intends to terminate the employment of Executive by reason of Just Cause, the Corporation shall give Executive written notice of the Corporation’s intention to terminate Executive’s employment, and such termination may be effective immediately, unless a cure period applies, in which case the termination date may not precede the expiration date of the applicable cure period.

(d)

Termination by the Corporation Without Just Cause; “Without Just Cause”, meaning written notice by the Corporation to Executive of termination other than for Just Cause or other than due to Executive’s death or Disability.

(e)

Termination by Executive for Good Reason; “Good Reason”, meaning a material breach by the Corporation of the terms of this Agreement, which breach is not cured within thirty (30) days after notice thereof from Executive.

In the event that Executive intends to terminate her employment for Good Reason, Executive shall give the Corporation written notice of her intention to terminate her employment, and such termination shall be effective upon the  expiration date of the applicable cure period unless the breach is cured prior to such expiration date.  Executive must notify the Corporation of the existence of the condition of Good Reason within ninety (90) days of the initial event constituting the condition of Good Reason.

(f)

Termination by Executive Without Good Reason; “Without Good Reason”, meaning written notice by Executive to the Corporation of termination other than for Good Reason.

 In the event that Executive intends to terminate her employment for Without Good Reason, Executive shall give the Corporation written notice of her intention to terminate her employment at least thirty (30) days prior to such termination.

(g)

If Executive’s employment hereunder is terminated for any reason under this Section 8, Executive or her estate, as the case may be, will be entitled to receive the accrued Base Salary, vacation pay, expense reimbursement to the extent not previously paid (the sum of the amounts described in this subsection shall be hereinafter referred to as the “Accrued Obligations”); provided, however, that if Executive’s employment is terminated by the Corporation Without Just Cause or by the Executive for Good Reason, then in addition to paying Accrued Obligations, the Corporation shall pay to the Executive as severance an amount equal to four (4) months of her then current Base Salary; provided that Executive first executes and does not revoke a release in form acceptable to Executive and the Corporation and such releasing the Corporation from all claims arising for her employment and such release becomes effective no later than sixty (60) days of such termination. The severance shall be paid to the Executive in substantially equal monthly payments on the same payroll schedule that was applicable to Executive immediately prior to her separation from service commencing on the first such payroll date on or following the date the required release of claims becomes effective.

9.

NO DISPARAGEMENT

Except to the extent a disclosure is required by applicable law, Executive agrees that during the course of her employment or at any time thereafter, she and her agents, family and/or representatives shall refrain from (i) all conduct, verbal or otherwise, which would materially damage the reputation, goodwill or standing in the community of the Corporation, its affiliates, subsidiaries, divisions, agents and related parties and their respective principals, owners (direct or indirect), members, directors, officers, agents, servants, Executives, parties, attorneys and other professionals, successors and assigns (collectively, the “The Corporation Related Parties”) and (ii) referring to or in any way commenting on the Corporation and/or any of the other The Corporation Related Parties in or through the general media or any public domain (including without limitation, internet websites, blogs, chat rooms and the like), which would materially damage, the reputation, goodwill or standing in the community of the Corporation and/or any of the Corporation Related Parties.

10.

NOTICES

Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given: (i) when delivered personally, (ii) one (1) day after being sent by Federal Express or similar overnight delivery, (iii) three (3) days after being mailed registered or certified mail, postage prepaid, return receipt requested, to the Corporation  at the address set forth above and to the Executive at the offices of the Corporation with a copy sent to the Executive’s home address set forth in the Corporation’s records, or to such other address as such party shall give by notice hereunder to the other party, or (iv) in the case of transmittal by electronic mail, upon receipt by the sender of electronic confirmation of such transmittal.

11.

SEVERABILITY OF PROVISIONS

If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the parties’ intent and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

12.

ENTIRE AGREEMENT MODIFICATION

This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

13.

BINDING EFFECT

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Corporation, its successors and assigns, and upon Executive and her legal representatives. This Agreement constitutes a personal service agreement, and the performance of Executive’s obligations hereunder may not be transferred or assigned by Executive.  This Agreement cannot be assigned by Corporation without the written consent of Executive except that this Agreement may be assigned to an affiliated entity of the Corporation.

14.

NON-WAIVER

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

15.

GOVERNING LAW, DISPUTE RESOLUTION

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of North Carolina of the United States of America without regard to principles of conflict of laws.  The State of North Carolina shall be the exclusive jurisdiction for any disputes arising under this Agreement and the parties hereby consent to such jurisdiction.

16.

HEADINGS

The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

17.

SECTION 409A OF THE INTERNAL REVENUE CODE

The parties intend that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A, the Corporation shall, upon the specific request of Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Executive and the Corporation of the applicable provision shall be maintained, and the Corporation shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Corporation. The Corporation shall timely use its reasonable business efforts to amend any plans and programs in which Executive participates to bring it in compliance with Section 409A. Notwithstanding the foregoing, the Corporation shall have no liability with regard to any failure to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.

(a)

Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following  a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

(b)

Separate Payments.  Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.

(c)

Delayed Distribution to Key Employees.  If the Corporation determines in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Corporation’s sole discretion, that Executive is a Key Employee of the Company on the date her employment with the Corporation terminates and that a delay in benefits provided under this Agreement is necessary to comply with Code Section 409A(A)(2)(B)(i), then any severance payments and any continuation of benefits or reimbursement of benefit costs provided by this Agreement, and not otherwise exempt from Section 409A, shall be delayed for a period of six (6) months following the date of termination of Executive’s employment (the “409A Delay Period”).  In such event, any severance payments and the cost of any continuation of benefits provided under this Agreement that would otherwise be due and payable to Executive during the 409A Delay Period shall be paid to Executive in a lump sum cash amount on the first business day following the end of the 409A Delay Period.  For purposes of this Agreement, “Key Employee” shall mean an employee who, on an Identification Date (“Identification Date” shall mean each December 31) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) thereof.  If Executive is identified as a Key Employee on an Identification Date, then Executive shall be considered a Key Employee for purposes of this Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

HEAT BIOLOGICS, INC.

By:	/s/ Jeffrey Wolf
Name:	Jeffrey Wolf
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Ann Rosar
Ann Rosar

EXHIBIT 10.5

SEVERANCE AGREEMENT AND GENERAL RELEASE

THIS SEVERANCE AGREEMENT (the “Agreement”), dated as of April 5 , 2016 (the “Execution Date”), between Timothy Creech, an individual (the “Executive”), and Heat Biologics, Inc. Heat (“Heat”), a Delaware corporation, recites and provides as follows:

WHEREAS, Executive served as the Chief Financial Officer, Treasurer and Secretary of Heat pursuant to an Employment Agreement dated November 30, 2015, as amended on January 11, 2016 (the “Employment Agreement”); and

WHEREAS, Executive and Heat desire to terminate Executive’s employment with Heat and the Employment Agreement; and

WHEREAS, Heat and Executive have reached agreement on all matters relating to the employment of Executive by Heat and the termination of Executive’s employment with Heat and the Employment Agreement; and

WHEREAS, Heat and Executive desire to set forth all of the terms and conditions of their agreement in this Agreement.

NOW, THEREFORE, based upon their mutual promises and other good and valuable consideration, Heat and Executive agree as follows:

1.

RESIGNATION.  Executive hereby irrevocably and voluntarily resigns from Executive’s position as Chief Financial Officer, Treasurer and Secretary of Heat as of April 4, 2016 (the “Resignation Date”). In connection with Executive’s resignation and as of the Resignation Date:

a.

NO DUTIES.  Executive shall have no further obligation or authority to perform duties and functions on behalf of Heat and/or its subsidiaries or affiliates and shall refrain from performing such duties or functions.

b.

COOPERATION.  Anything to the contrary in this Agreement notwithstanding, for a period of six months after the Resignation Date, Executive may and must cooperate with Heat as necessary for business, including legal matters when requested by the then President, Chief Executive Officer and/or Chairperson of the Board.  Heat shall reimburse Executive for any approved, reasonable expenses incurred by Executive as a result of Executive’s cooperation.

c.

NO CONTACT.  For a period of twelve months following the Resignation Date:  (i) except outside the work environment or pursuant to a consulting agreement or in order to fulfill obligations under Section 1b above, Executive shall have no contact with current employees of Heat, except in connection with Executive’s benefits, compensation, administrative matters or as requested by the Chairman of the Board of Heat; and (ii) with respect to customers, consultants and suppliers of Heat and Heat Related Parties (as defined in Section 5 below), Executive will not discuss Heat, Heat Related Parties and information regarding those entities’ respective businesses or operations acquired as an employee of Heat.

2.

SEVERANCE COMPENSATION.  In consideration of Executive’s and Heat’s undertakings contained in this Agreement including executing the releases identified in Section 3:

a.

The parties acknowledges that Executive has been paid all of Executive’s accrued base salary and expense reimbursements owed and is not owed any accrued vacation pay.

b.

Subject to the provisions of the next two sentences, Heat shall, pay Executive One Hundred Forty Two Thousand Five Hundred Dollars ($142,500), all of which shall be reduced by any and all payroll, Medicare, Social Security, state and federal taxes or other deductions that the Company is obligated to make.  Payment shall be paid to Executive in substantially equal monthly payments on the same payroll schedule that was applicable to Executive immediately prior to the Effective Date and shall commence on the first such payroll date that is more than seven days after the Effective Date.  Payment under this Section 2(b) shall be made provided Executive has executed, complied with, and not revoked this Agreement and General Release.

c.

The severance payments described in this Sections 2 of this Agreement offered to Executive by the Company are payable in reliance on Treasury Regulation Section 1.409A-1(b)(9) and the short term deferral exemption in Treasury Regulation Section 1.409A-1(b)(4).  For purposes of Code Section 409A, Executive’s right to receive any installment payments under this letter (whether pay in lieu of notice, severance payments, State Continuance premiums, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, any installment payment hereunder shall at all times be considered a separate and distinct payment.  All payments and benefits under this Agreement are subject to applicable withholdings and deductions

d.

The parties agree that no salary, benefits, bonus payment, vacation pay, sick pay or other payments or additional monies beyond the sums identified in this Section 2 will be made by Heat to Executive or on Executive’s behalf and the parties agree that no salary, benefits, bonus payment or other payments beyond the sums identified in this Section 2 are owing.

3.

RELEASES.

a.

In consideration of Heat’s undertakings contained in this Agreement to which Executive is not otherwise entitled, Executive on behalf of Executive and, to the extent permitted by law, on behalf of Executive’s spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on Executive’s behalf (collectively, the “Executive Parties”) generally and completely releases, acquits and forever discharges Heat, its affiliates, subsidiaries, divisions, agents and related parties and its and their respective principals, owners (direct or indirect), members, directors, officers, agents, servants, employees, parties, representatives, attorneys and other professionals, successors and assigns (collectively, the “Heat Related Parties”) of and from, and promises not to sue Heat and/or any of the other Heat Related Parties for or in respect of, any and all claims, demands, contentions,  suits, costs, charges, complaints, liabilities, obligations, promises, agreements, damages, actions, causes of action, damages, and expenses (including attorney’s fees and costs), indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, of any nature whatsoever, known or unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, which Executive now has or claims to have against Heat and/or any of the other Heat Related Parties jointly, severally or singly from the beginning of time to the date of this Agreement, including, without limitation, claims relating to Executive’s employment with Heat or the termination of Executive’s employment, claims based in contract, tort, constitutional, statutory or common law, and claims under any federal, state, or local statute, order, law or regulation, governing terms or conditions of employment, including but not limited to wages, salary, bonuses, commissions, stock, stock options or any other ownership interest in Heat, vacation pay, benefits expense reimbursements, severance pay, or any other form of compensation; or discrimination in employment on the basis of any protected characteristic (individually a “Claim and collectively “Claims”).  This release applies to, and the Claims you are releasing include, but are not limited to, any and all rights and Claims arising under the National Labor Relations Act, Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. §§621, et seq.), Title VII of the Civil Rights Act of 1964, as amended, The Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans with Disabilities Act, Genetic Information Nondiscrimination Act of 2008, Uniformed Services Employment and Reemployment Rights Act , the Family and Medical Leave Act; the Employee Retirement Income Security Act (excluding any claims for accrued, vested benefits), the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; the North Carolina Equal Employment Practices Act and the North Carolina Wage and Hour Act. In addition, the Claims you are releasing include, but are not limited to, any and all Claims that any of the Heat Related Parties has violated (i) its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing or (ii) any statute, public policy or common law (including but not limited to Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel). This release does not release Heat or Heat Related Parties from obligations under the Severance Agreement.

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement Executive does not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights Executive may have under applicable workers’ compensation laws and Executive’s right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. If any Claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party.  This Agreement does not abrogate Executive’s existing rights under any Heat benefit plan or any plan or agreement related to equity ownership in Heat; however, it does waive, release and forever discharge Claims existing as of the date Executive executes this Agreement pursuant to any such plan or agreement.

b.

Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any and all rights Executive may have under the ADEA, as amended.  Executive also acknowledges and agrees that (i) the consideration given to Executive in exchange for the waiver and release in this Agreement is in addition to anything of value to which Executive were already entitled, and (ii) that Executive has been paid for all time worked, has received all the leave, leaves of absence and leave benefits and protections for which Executive is eligible, and has not suffered any on-the-job injury for which Executive has not already filed a Claim.  Executive affirms that all of the decisions of the Heat Related Parties regarding Executive’s pay and benefits through the date of Executive’s execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.  Executive affirms that Executive has not filed or caused to be filed, and is not presently a party to, a Claim against any of the Heat Related Parties.  Executive further affirms that Executive has no known workplace injuries or occupational diseases.  Executive acknowledges and affirms that Executive has not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Heat Related Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law.  Executive and the Company agree that the sole reason for the termination of Executive’s employment is because Executive’s position was eliminated as a result of the Company’s financial hardship.  All individuals who are being terminated in connection with this hardship will be eligible for benefits based upon their execution of a release substantially similar to this release.  Executive is acknowledging by signing this Agreement that Executive understands that Executive is eligible for the benefits which Executive will receive contingent upon Executive executing this release.

c.

In consideration of Executive’s  undertakings contained in this Agreement to which Heat  is not otherwise entitled, Heat  generally and completely releases, acquits and forever discharges Executive of and from, and promises not to sue Executive for or in respect of, any and all claims,  demands, contentions,  suits, costs, charges, complaints, liabilities, obligations, promises, agreements, damages, actions, causes of action, damages, and expenses (including attorney’s fees and costs), indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, of any nature whatsoever, known or unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, which Heat now has or claims to have against Executive from the beginning of time to the date of this Agreement, including, without limitation, claims relating to Executive’s employment with Heat or the termination of Executive’s employment, claims based in contract, tort, constitutional, statutory or common law, and claims under any federal, state, or local statute, order, law or regulation, governing terms or conditions of employment (collectively, “Heat Claims”). In addition, to the Heat Claims that Heat is releasing include, but are not limited to, any and all Heat Claims that Executive violated (i) Heat’s personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing or (ii) any statute, public policy or common law. This release does not release Executive from obligations under the Severance Agreement.

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement, Heat does not waive or release rights or Heat Claims that may arise from events that occur after the date this waiver is executed. Also excluded from this Agreement are any Heat Claims which cannot be waived by law, including, without limitation, any rights Heat may have to file or participate in an investigative proceeding of any federal, state or local governmental agency.

4.

NO DISPARAGEMENT.  In consideration of Heat’s undertakings contained in this Agreement to which Executive is not otherwise entitled, Executive agrees that Executive and Executive’s agents, family and/or representatives shall refrain from: (i) all conduct, verbal or otherwise, which would materially damage the reputation, goodwill or standing in the community of Heat, its affiliates, subsidiaries, divisions, agents and related parties and their respective principals, owners (direct or indirect), members, directors, officers, agents, servants, employees, parties, attorneys and other professionals, successors and assigns (collectively, the “Heat Related Parties”); and (ii) referring to or in any way commenting on Heat and/or any of the other Heat Related Parties in or through the general media or any public domain (including without limitation, internet websites, blogs, chat rooms and the like), which would materially damage the reputation, goodwill or standing in the community of Heat and/or any of the other Heat Related Parties. In consideration of Executive’s undertakings contained in this Agreement to which Heat is not otherwise entitled, Heat agrees that Heat and its Chief Executive Officer shall refrain from: (i) all conduct, verbal or otherwise, which would materially damage the reputation, goodwill or standing in the community of Executive; and (ii) referring to or in any way commenting on Executive  in or through the general media or any public domain (including without limitation, internet websites, blogs, chat rooms and the like), which would materially damage the reputation, goodwill or standing in the community of Executive.

5.

TERMS ARE CONFIDENTIAL.  Until such time as Heat is required to disclose the existence and terms of this Agreement, Executive shall keep the terms and conditions of this Agreement strictly confidential.  Executive hereby agrees not to disclose the existence of this Agreement or any of the terms of this Agreement (including without limitation the amounts referred to in Section 2) to any person, including without limitation, any current or former employee of or applicant for employment with Heat and/or any of the other Heat Related Parties, with the exception of Executive’s attorney, accountant, tax preparer or spouse or as compelled by legal process, provided Executive’s attorneys, accountants, tax preparers, or spouses are informed of this provision requiring confidentiality and such person agrees to be bound by its terms. Notwithstanding the foregoing, nothing in this Agreement shall limit Executive’s right to discuss his employment with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, other federal government agency or similar state or local agency or to discuss the terms and conditions of his employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

6.

RETURN OF HEAT PROPERTY.  All documents, records, data, equipment (including, without limitation: any computer or computers; any electronic storage device; computer hard drives; flash drives; discs and the like), Heat charge or credit cards, any Heat electronic communication devices (including cellular telephones, smartphones, BlackBerry®, PDA and the like) and other physical property, whether or not pertaining to Confidential Information, which were furnished to Executive by Heat or were procured by Executive in connection with Executive’s services to Heat and/or is subsidiaries or affiliates will be and remain the sole property of Heat. Executive will return to Heat forthwith all such materials and property except as provided in Section 8 of this Agreement.

7.

STOCK SHARES AND OPTIONS.  Executive was granted an option to purchase 70,000 shares of Heat’s common stock, pursuant to Heat’s 2014 Stock Incentive Plan as applicable (the “Plan”) of which 7,291 are vested as of the Resignation Date.  Under the terms of the Plan and Executive’s stock option grant, vesting will cease as of the Resignation Date and Executive will have ninety (90) days after the Resignation Date to exercise any option that have vested as of the Resignation Date.

8.

CONFIDENTIAL INFORMATION.  The previous Confidentiality Information and Assignment of Inventions Agreement between the Executive and Heat shall remain in full force and effect and if there shall be a conflict between the terms of this Agreement and the terms of the prior agreement, the terms of this Agreement shall prevail.

9.

NON-COMPETE; NON-SOLICITATION.

a.

NON-COMPETE. For a period commencing on the Effective Date of this Agreement (as defined below) and ending one year after the Effective Date of this Agreement (the “Non-Competition Period”), Executive shall not, directly or indirectly, either for Executive or any other person, own, manage, control, materially participate in, invest in, permit Executive’s name to be used by, act as consultant or advisor to, render material services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any business which develops, markets, or sells or sells products that are directly competitive with the gp96 technology platform or any other platform being developed or sold by Heat at the time of termination (collectively, a “Competitor”).  Nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the equity securities of a Competitor which is publicly traded, so long as Executive has no active participation in the business of such Competitor.

b.

NON-SOLICITATION. During the Non-Competition Period identified in Section 10(a) above, Executive shall not, directly or indirectly: (i) induce or attempt to induce or aid others in inducing anyone working at Heat or its subsidiaries or affiliates to cease working at Heat or its subsidiaries or affiliates, or in any way interfere with the relationship between Heat or its subsidiaries or affiliates and anyone working at Heat or its subsidiaries or affiliates except in the proper exercise of Executive’s authority; or (ii) in any way interfere with the relationship between Heat or its subsidiaries or affiliates and any customer, supplier, licensee or other business relation of Heat or its subsidiaries or affiliates.

c.

SCOPE.  If, at the time of enforcement of this Section 10, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions.

d.

INDEPENDENT AGREEMENT.  The existence of any claim or cause of action of Executive against Heat or any of its subsidiaries or affiliates, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement of these covenants.

10.

INJUNCTIVE RELIEF.  Executive acknowledges that a violation or attempted violation on Executive’s part of any agreement in Section 6,7 9 or 10 will cause irreparable damage to Heat and/or its subsidiaries or affiliates, and accordingly, Executive agrees that Heat and/or its subsidiaries or affiliates shall be entitled as a manner of right to an injunction from any court of competent jurisdiction restraining any violation or further violation of such agreement by Executive without the obligation of posting a bond; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies that Heat and/or its subsidiaries or affiliates may have. The existence of any claim of Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Heat and/or its subsidiaries or affiliates of the covenants contained in this Agreement.

11.

ARBITRATION.  No dispute between one or more Heat Related Parties and Executive shall be the subject of a lawsuit filed in state or federal court. Instead, any such dispute shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) or, if Heat and Executive agree in a separate writing, another individual or organization or an individual or organization that a court appoints. Notwithstanding the above, either Heat or Executive may file with an appropriate state or federal court a claim for injunctive relief in any case where the filing party seeks provisional injunctive relief or where permanent injunctive relief is not available in arbitration. The filing of a claim for injunctive relief in state or federal court shall not allow either party to raise any other claim outside of arbitration. It is understood that both sides are hereby waiving the right to a jury trial.

a.

The arbitration shall be initiated in Durham County, North Carolina and shall be administered by AAA under its employment arbitration rules before a single arbitrator that shall be mutually agreed upon by the parties hereto. If the parties cannot agree on a single arbitrator, then an arbitrator shall be selected in accordance with the rules of AAA. The arbitration must be filed within one year of the act or omission which gives rise to the claim. Each party shall be entitled to take one deposition, and to take any other discovery as is permitted by the Arbitrator. In determining the extent of discovery, the Arbitrator shall exercise discretion, but shall consider the expense of the desired discovery and the importance of the discovery to a just adjudication.

b.

The Arbitrator shall render an award that conforms to the facts, as supported by competent evidence (except that the Arbitrator may accept written declarations under penalty of perjury, in addition to live testimony), and the law as it would be applied by a court sitting in the State of North Carolina. The cost of arbitration shall be advanced equally by the parties. Any party may apply to a court of competent jurisdiction for entry of judgment on the arbitration award.

12.

SUCCESSORS.

a.

This Agreement is personal to Executive and shall not be assignable by Executive.

b.

This Agreement shall inure to the benefit of Heat and its successors and assigns. Heat may assign this Agreement to any successor or affiliated entity, subsidiary, sibling, or parent company, provided that such assignee is financially qualified to fulfill obligations hereunder and in the event of such assignment, Heat agrees to guarantee all obligations hereunder.

13.     MISCELLANEOUS

a.

Executive shall notify Heat of any and all employment or other compensated work Executive obtains during the period from the Effective Date of this Agreement through and including the Non-Competition Period.

b.

This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without reference to the principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement contains the full and complete understanding between the parties hereto and supersedes all prior understandings, whether written or oral, pertaining to the subject matter hereof, other than the Confidential Information and Assignment of Inventions Agreement between Executive and Heat, contained in Executive Employment Agreement, as amended, and included as Appendix A to the Offer Letter.  To the extent that there is any conflict between this Agreement and any earlier agreement between Heat and Executive, this Agreement governs. This Agreement may not be amended or modified otherwise than by written agreement executed by Executive and by the designated representative of the Board.

c.

All notices and other communications hereunder shall be in writing and shall be given by hand delivery, by registered or certified mail, return receipt requested, postage prepaid, by reputable overnight courier (such as Federal Express or UPS), by facsimile, or by e-mail to such address as either party shall have furnished to the other in writing in accordance herewith. Notice may be given to Heat or Executive as follows:

For Heat:	For Executive:

Heat Biologics, Inc. 801 Capitola Drive Durham, NC 27313	Timothy Creech [ ]
With a Copy to:
Gracin & Marlow, LLP The Chrysler Building 405 Lexington Avenue, 26th Floor New York, New York 10174 Attn: Leslie Marlow, Esq.

d.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

e.

The failure of either party to insist upon strict compliance with any provision of this Agreement, or the failure to assert any right either party may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

f.

This Agreement does not constitute an admission by Heat of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

g.

Executive agrees that upon any breach of this Agreement Executive will forfeit all amounts paid or owing to Executive under this Agreement.  Further, Executive acknowledge that it may be impossible to assess the damages caused by Executive’s violation of the terms of Sections 3, 4, 5, 8, 9 and 10 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to Heat.  Executive therefore agrees that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to Heat upon Executives breach of this Agreement, Heat shall be entitled to an injunction to prevent Executive from violating or breaching this Agreement.  Executive agrees that if Heat is successful in whole or part in any legal or equitable action against Executive under this Agreement, Executive agrees to pay all of the costs, including reasonable attorney’s fees, incurred by Heat in enforcing the terms of this Agreement

14.

Acknowledgments. Executive further acknowledges:

a.

Executive has read and understands the release set forth in this Section 3 and the other terms of this Agreement;

b.

Before executing this Agreement, Executive has been offered at least 45 days to consider Executive’s rights and obligations under this Agreement;

c.

The period of time Executive has to consider Executive’s rights and obligations under this Agreement is reasonable;

d.

Before executing this Agreement, Heat advised Executive in writing to consult with an attorney;

e.

Executive has knowingly and voluntarily elected to enter into this Agreement and releases the Company and all Heat Related Parties from any and all claims, subject to the stated limitations in this Section 3, in exchange for valuable consideration which is in addition to anything of value to which Executive is already entitled;

f.

The Agreement constitutes a waiver of all rights and claims Executive may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §§621, et seq.);

g.

This Agreement does not waive any rights or claims by Executive that may arise after this Agreement is finally accepted and executed; and,

h.

Nothing in this Agreement, including the restrictions contained in Paragraphs 4, 5, 9, and 10, is intended to, or shall, interfere with Executive’s rights under federal, state, or local civil rights or employment discrimination laws (including, but not limited to, Title VII, the ADA, the ADEA, GINA, USERRA, or their state or local counterparts) to file or otherwise institute a charge of discrimination, to participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws, or to cooperate with any such agency in its investigation, none of which shall constitute a breach of this Agreement. Executive shall not, however, be entitled to any relief, recovery, or monies in connection with any such action, charge or proceeding brought against Heat and/or the other Heat Related Parties, regardless of who filed or initiated any such complaint, charge, or proceeding

15.

Effective Date. For a period of seven days following the execution of this Agreement, Executive may revoke this Agreement by sending written notice of same to Heat, addressed to Mr. Jeff Wolf, 801 Capitola Drive, Durham, North Carolina 27713.  For the revocation to be effective, the Company must receive the written notice by not later than the close of business on the seventh day after Executive signs this Agreement.  This Agreement shall not become effective or enforceable until this seven-day revocation period has expired without Executive having exercised Executive’ right to revoke.

This Agreement shall become effective on the seventh day after the date of this Agreement, provided the Executive does not exercise her right to revoke this Agreement (“Effective Date”).  If Executive revokes this Agreement during such seven-day period, this Agreement shall not become effective.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from its Board of Directors, Heat has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

HEAT BIOLOGICS, INC., a Delaware Corporation		EXECUTIVE

By:	/s/ Jeff Wolf	/s/ Timothy Creech
	Jeff Wolf	Timothy Creech

April 4, 2016

Timothy Creech

[Address]

Re:

Severance Agreement and General Release

Dear Timothy:

This letter confirms that on April 5, 2016, I personally delivered to you the enclosed Agreement and General Release.  You have up to 45 days after receipt of this Agreement and General Release to consider whether to sign and date this Severance Agreement and General Release, in which you waive important rights, including those under the Age Discrimination in Employment Act of 1967.  Attachment A to this letter contains information required to be provided to you pursuant to Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act. We advise you to consult with an attorney of your choosing prior to signing this Severance Agreement and General Release concerning the rights you are waiving as well as all other terms of this Agreement.

Very truly yours,

/s/ Jeff Wolf

Heat Biologics, Inc.

Attachment A

Information about the Exit Program required by the Older Workers Benefit Protections Act.

The class, unit, or group of individuals covered by the program includes all employees in the Company whose employment is being terminated in the reduction in force that will be effective on [Insert Date]. All employees in the Company whose employment is being terminated are eligible for the program.

The following is a listing of the ages and job titles of employees who were and were not selected for layoff and offered consideration for signing a waiver. Except for those employees selected for layoff, no other employee is eligible or offered consideration in exchange for signing the waiver:

Job Title	Age	# Selected	# not Selected
CEO	52	0	1
CFO	55	1	0
Chief Science Officer	36	0	1
VP Product Development	42	0	1
VP Business development	52	1	0
Director of Clinical	33	0	1
Director of CMC	38	0	1
Director of Regulatory Affairs	39	0	1
Clinical Research Associate	26	0	1
Manager, Medical Writing	37	0	1
Senior Director of Quality Systems	37	1	0
Clinical Trial Associate	28	0	1
Senior CMC Project Manager	39	0	1
Associate Director of Research	37	0	1
Associate Director of Research	36	0	1
Principal Scientist	42	0	1
Postdoctoral Scientist	28	0	1
Director of Process Development and Characterization	31	1	0
Scientist I	40	0	1
Assoc. VP of Licensing and Legal Counsel	50	1	0
Office manager	35	0	1
Accounting Manager	45	0	1
Director IR and Corporate Communication	29	0	1
Controller	64	0	1
Associate Director, Analytical Sciences	45	0	1

EXHIBIT 10.6

SEVERANCE AGREEMENT AND GENERAL RELEASE

THIS SEVERANCE AGREEMENT (the “Agreement”), dated as of April 5, 2016 (the “Execution Date”), between Anil Goyal, Ph.D, an individual (the “Executive”), and Heat Biologics, Inc. Heat (“Heat”), a Delaware corporation, recites and provides as follows:

WHEREAS, Executive served as the Vice President of Business Development of Heat pursuant to an Employment Agreement dated December 16, 2013, as amended on January 12, 2015 and January 11, 2016 (the “Employment Agreement”); and

WHEREAS, Executive and Heat desire to terminate Executive’s employment with Heat and the Employment Agreement; and

WHEREAS, Heat and Executive have reached agreement on all matters relating to the employment of Executive by Heat and the termination of Executive’s employment with Heat and the Employment Agreement; and

WHEREAS, Heat and Executive desire to set forth all of the terms and conditions of their agreement in this Agreement.

NOW, THEREFORE, based upon their mutual promises and other good and valuable consideration, Heat and Executive agree as follows:

1.

RESIGNATION.  Executive hereby irrevocably and voluntarily resigns from Executive’s position as Vice President of Business Development of Heat as of April 4, 2016 (the “Resignation Date”). In connection with Executive’s resignation and as of the Resignation Date:

a.

NO DUTIES.  Executive shall have no further obligation or authority to perform duties and functions on behalf of Heat and/or its subsidiaries or affiliates and shall refrain from performing such duties or functions.

b.

COOPERATION.  Anything to the contrary in this Agreement notwithstanding, for a period of twelve months following the Resignation Date, Executive may and must cooperate with Heat as necessary for business, including legal matters when requested by the then President, Chief Executive Officer and/or Chairperson of the Board.  Heat shall reimburse Executive for any approved, reasonable expenses incurred by Executive as a result of Executive’s cooperation.

c.

NO CONTACT.  For a period of twelve months following the Resignation Date:  (i) except outside the work environment or pursuant to a consulting agreement or in order to fulfill obligations under Section 1b above, Executive shall have no contact with current employees of Heat, except in connection with Executive’s benefits, compensation, administrative matters or as requested by the Chairman of the Board of Heat; and (ii) with respect to customers, consultants and suppliers of Heat and Heat Related Parties (as defined in Section 5 below), Executive will not discuss Heat, Heat Related Parties and information regarding those entities’ respective businesses or operations acquired as an employee of Heat .

2.

SEVERANCE COMPENSATION.  In consideration of Executive’s and Heat’s undertakings contained in this Agreement including executing the releases identified in Section 3:

a.

The parties acknowledge that Executive has been paid all of Executive’s accrued base salary and expense reimbursements owed and Five Thousand One Hundred Forty Nine Dollars and Four Cents ($5,149.04 (which is forty two (42) hours)) pay for accrued vacation pay owed (the “Accrued Vacation Pay”), which was the only Accrued Vacation pay owed to Executive.

b.

Subject to the provisions of the next two sentences, Heat shall, pay Executive Eighty Five Thousand Dollars ($85,000 (which is four months’ severance)), all of which shall be reduced by any and all payroll, Medicare, Social Security, state and federal taxes or other deductions that the Company is obligated to make.  Payment shall be paid to Executive in substantially equal monthly payments on the same payroll schedule that was applicable to Executive immediately prior to the Effective Date and shall commence on the first such payroll date that is more than seven days after the Effective Date.  Payment under this Section 2(b) shall be made provided Executive has executed, complied with, and not revoked this Agreement and General Release.

c.

The severance payments described in this Sections 2 of this Agreement offered to Executive by the Company are payable in reliance on Treasury Regulation Section 1.409A-1(b)(9) and the short term deferral exemption in Treasury Regulation Section 1.409A-1(b)(4).  For purposes of Code Section 409A, Executive’s right to receive any installment payments under this letter (whether pay in lieu of notice, severance payments, State Continuance premiums, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, any installment payment hereunder shall at all times be considered a separate and distinct payment.  All payments and benefits under this Agreement are subject to applicable withholdings and deductions

d.

The parties agree that no salary, benefits, bonus payment, vacation pay, sick pay or other payments or additional monies beyond the sums identified in this Section 2 will be made by Heat to Executive or on Executive’s behalf and the parties agree that no salary, benefits, bonus payment or other payments beyond the sums identified in this Section 2 are owing.

3.

RELEASES.

a.

In consideration of Heat’s undertakings contained in this Agreement to which Executive is not otherwise entitled, Executive on behalf of Executive and, to the extent permitted by law, on behalf of Executive’s spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on Executive’s behalf (collectively, the “Executive Parties”) generally and completely releases, acquits and forever discharges Heat, its affiliates, subsidiaries, divisions, agents and related parties and its and their respective principals, owners (direct or indirect), members, directors, officers, agents, servants, employees, parties, representatives, attorneys and other professionals, successors and assigns (collectively, the “Heat Related Parties”) of and from, and promises not to sue Heat and/or any of the other Heat Related Parties for or in respect of, any and all claims, demands, contentions,  suits, costs, charges, complaints, liabilities, obligations, promises, agreements, damages, actions, causes of action, damages, and expenses (including attorney’s fees and costs), indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, of any nature whatsoever, known or unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, which Executive now has or claims to have against Heat and/or any of the other Heat Related Parties jointly, severally or singly from the beginning of time to the date of this Agreement, including, without limitation, claims relating to Executive’s employment with Heat or the termination of Executive’s employment, claims based in contract, tort, constitutional, statutory or common law, and claims under any federal, state, or local statute, order, law or regulation, governing terms or conditions of employment, including but not limited to wages, salary, bonuses, commissions, stock, stock options or any other ownership interest in Heat, vacation pay, benefits expense reimbursements, severance pay, or any other form of compensation; or discrimination in employment on the basis of any protected characteristic (individually a “Claim and collectively “Claims”).  This release applies to, and the Claims you are releasing include, but are not limited to, any and all rights and Claims arising under the National Labor Relations Act, Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. §§621, et seq.), Title VII of the Civil Rights Act of 1964, as amended, The Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans with Disabilities Act, Genetic Information Nondiscrimination Act of 2008, Uniformed Services Employment and Reemployment Rights Act , the Family and Medical Leave Act; the Employee Retirement Income Security Act (excluding any claims for accrued, vested benefits), the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; the North Carolina Equal Employment Practices Act and the North Carolina Wage and Hour Act. In addition, the Claims you are releasing include, but are not limited to, any and all Claims that any of the Heat Related Parties has violated (i) its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing or (ii) any statute, public policy or common law (including but not limited to Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel). This release does not release Heat or Heat Related Parties from obligations under the Severance Agreement.

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement Executive does not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights Executive may have under applicable workers’ compensation laws and Executive’s right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. If any Claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party.  This Agreement does not abrogate Executive’s existing rights under any Heat benefit plan or any plan or agreement related to equity ownership in Heat; however, it does waive, release and forever discharge Claims existing as of the date Executive executes this Agreement pursuant to any such plan or agreement.

b.

Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any and all rights Executive may have under the ADEA, as amended.  Executive also acknowledges and agrees that (i) the consideration given to Executive in exchange for the waiver and release in this Agreement is in addition to anything of value to which Executive were already entitled, and (ii) that Executive has been paid for all time worked, has received all the leave, leaves of absence and leave benefits and protections for which Executive is eligible, and has not suffered any on-the-job injury for which Executive has not already filed a Claim.  Executive affirms that all of the decisions of the Heat Related Parties regarding Executive’s pay and benefits through the date of Executive’s execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.  Executive affirms that Executive has not filed or caused to be filed, and is not presently a party to, a Claim against any of the Heat Related Parties.  Executive further affirms that Executive has no known workplace injuries or occupational diseases.  Executive acknowledges and affirms that Executive has not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Heat Related Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law.  Executive and the Company agree that the sole reason for the termination of Executive’s employment is because Executive’s position was eliminated as a result of the Company’s financial hardship.  All individuals who are being terminated in connection with this hardship will be eligible for benefits based upon their execution of a release substantially similar to this release.  Executive is acknowledging by signing this Agreement that Executive understands that Executive is eligible for the benefits which Executive will receive contingent upon Executive executing this release.

c.

In consideration of Executive’s  undertakings contained in this Agreement to which Heat  is not otherwise entitled, Heat  generally and completely releases, acquits and forever discharges Executive of and from, and promises not to sue Executive for or in respect of, any and all claims,  demands, contentions,  suits, costs, charges, complaints, liabilities, obligations, promises, agreements, damages, actions, causes of action, damages, and expenses (including attorney’s fees and costs), indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, of any nature whatsoever, known or unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, which Heat now has or claims to have against Executive from the beginning of time to the date of this Agreement, including, without limitation, claims relating to Executive’s employment with Heat or the termination of Executive’s employment, claims based in contract, tort, constitutional, statutory or common law, and claims under any federal, state, or local statute, order, law or regulation, governing terms or conditions of employment (collectively, “Heat Claims”). In addition, to the Heat Claims that Heat is releasing include, but are not limited to, any and all Heat Claims that Executive violated (i) Heat’s personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing or (ii) any statute, public policy or common law. This release does not release Executive from obligations under the Severance Agreement.

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement, Heat does not waive or release rights or Heat Claims that may arise from events that occur after the date this waiver is executed. Also excluded from this Agreement are any Heat Claims which cannot be waived by law, including, without limitation, any rights Heat may have to file or participate in an investigative proceeding of any federal, state or local governmental agency.

4.

NO DISPARAGEMENT.  In consideration of Heat’s undertakings contained in this Agreement to which Executive is not otherwise entitled, Executive agrees that Executive and Executive’s agents, family and/or representatives shall refrain from: (i) all conduct, verbal or otherwise, which would materially damage the reputation, goodwill or standing in the community of Heat, its affiliates, subsidiaries, divisions, agents and related parties and their respective principals, owners (direct or indirect), members, directors, officers, agents, servants, employees, parties, attorneys and other professionals, successors and assigns (collectively, the “Heat Related Parties”); and (ii) referring to or in any way commenting on Heat and/or any of the other Heat Related Parties in or through the general media or any public domain (including without limitation, internet websites, blogs, chat rooms and the like), which would materially damage the reputation, goodwill or standing in the community of Heat and/or any of the other Heat Related Parties. In consideration of Executive’s undertakings contained in this Agreement to which Heat is not otherwise entitled, Heat agrees that Heat and its Chief Executive Officer shall refrain from: (i) all conduct, verbal or otherwise, which would materially damage the reputation, goodwill or standing in the community of Executive; and (ii) referring to or in any way commenting on Executive  in or through the general media or any public domain (including without limitation, internet websites, blogs, chat rooms and the like), which would materially damage the reputation, goodwill or standing in the community of Executive.

5.

TERMS ARE CONFIDENTIAL.  Until such time as Heat is required to disclose the existence and terms of this Agreement, Executive shall keep the terms and conditions of this Agreement strictly confidential.  Executive hereby agrees not to disclose the existence of this Agreement or any of the terms of this Agreement (including without limitation the amounts referred to in Section 2) to any person, including without limitation, any current or former employee of or applicant for employment with Heat and/or any of the other Heat Related Parties, with the exception of Executive’s attorney, accountant, tax preparer or spouse or as compelled by legal process, provided Executive’s attorneys, accountants, tax preparers, or spouses are informed of this provision requiring confidentiality and such person agrees to be bound by its terms. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to discuss your employment with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

6.

RETURN OF HEAT PROPERTY.  All documents, records, data, equipment (including, without limitation: any computer or computers; any electronic storage device; computer hard drives; flash drives; discs and the like), Heat charge or credit cards, any Heat electronic communication devices (including cellular telephones, smartphones, BlackBerry®, PDA and the like) and other physical property, whether or not pertaining to Confidential Information, which were furnished to Executive by Heat or were procured by Executive in connection with Executive’s services to Heat and/or is subsidiaries or affiliates will be and remain the sole property of Heat. Executive will return to Heat forthwith all such materials and property except as provided in Section 8 of this Agreement.

7.

STOCK SHARES AND OPTIONS.  You were granted options to purchase 40,000 shares, of Heat’s common stock with an exercise price of $7.58, and 19,476 shares of Heat’s common stock with an exercise price of $2.47, 2,111 shares of Heat’s common stock with an exercise price of $2.47, and 12,500 shares of Heat’s common stock at an exercise price of $4.53 pursuant to Heat’s 2009 and 2014 Stock Incentive Plans as applicable (the “Plans”), of which 22,500 shares, 1,217 shares, 131 shares and 3,906 shares, respectively, are vested as of the Separation Date.  Under the terms of the Plans and your stock option grant, vesting will cease as of the Separation Date.  And you will have ninety (90) days after the Separation Date to exercise any options that have vested as of the Separation Date.

8.

CONFIDENTIAL INFORMATION.  The previous Confidentiality Information and Assignment of Inventions Agreement between the Executive and Heat shall remain in full force and effect and if there shall be a conflict between the terms of this Agreement and the terms of the prior agreement, the terms of this Agreement shall prevail.

9.

NON-COMPETE; NON-SOLICITATION.

a.

NON-COMPETE. For a period commencing on the Effective Date of this Agreement (as defined below) and ending one year after the Effective Date of this Agreement (the “Non-Competition Period”), Executive shall not, directly or indirectly, either for Executive or any other person, own, manage, control, materially participate in, invest in, permit Executive’s name to be used by, act as consultant or advisor to, render material services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any business which develops, markets, or sells or sells products that is based upon heat shock protein-based cancer immunotherapy (collectively, a “Competitor”).  Nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the equity securities of a Competitor which is publicly traded, so long as Executive has no active participation in the business of such Competitor.

b.

NON-SOLICITATION. During the Non-Competition Period identified in Section 10(a) above, Executive shall not, directly or indirectly: (i) induce or attempt to induce or aid others in inducing anyone working at Heat or its subsidiaries or affiliates to cease working at Heat or its subsidiaries or affiliates, or in any way interfere with the relationship between Heat or its subsidiaries or affiliates and anyone working at Heat or its subsidiaries or affiliates except in the proper exercise of Executive’s authority; or (ii) in any way interfere with the relationship between Heat or its subsidiaries or affiliates and any customer, supplier, licensee or other business relation of Heat or its subsidiaries or affiliates.

c.

SCOPE.  If, at the time of enforcement of this Section 10, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions.

d.

INDEPENDENT AGREEMENT.  The existence of any claim or cause of action of Executive against Heat or any of its subsidiaries or affiliates, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement of these covenants.

10.

INJUNCTIVE RELIEF.  Executive acknowledges that a violation or attempted violation on Executive’s part of any agreement in Section 6,7 9 or 10 will cause irreparable damage to Heat and/or its subsidiaries or affiliates, and accordingly, Executive agrees that Heat and/or its subsidiaries or affiliates shall be entitled as a manner of right to an injunction from any court of competent jurisdiction restraining any violation or further violation of such agreement by Executive without the obligation of posting a bond; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies that Heat and/or its subsidiaries or affiliates may have. The existence of any claim of Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Heat and/or its subsidiaries or affiliates of the covenants contained in this Agreement.

11.

ARBITRATION.  No dispute between one or more Heat Related Parties and Executive shall be the subject of a lawsuit filed in state or federal court. Instead, any such dispute shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) or, if Heat and Executive agree in a separate writing, another individual or organization or an individual or organization that a court appoints. Notwithstanding the above, either Heat or Executive may file with an appropriate state or federal court a claim for injunctive relief in any case where the filing party seeks provisional injunctive relief or where permanent injunctive relief is not available in arbitration. The filing of a claim for injunctive relief in state or federal court shall not allow either party to raise any other claim outside of arbitration. It is understood that both sides are hereby waiving the right to a jury trial.

a.

The arbitration shall be initiated in Durham County, North Carolina and shall be administered by AAA under its employment arbitration rules before a single arbitrator that shall be mutually agreed upon by the parties hereto. If the parties cannot agree on a single arbitrator, then an arbitrator shall be selected in accordance with the rules of AAA. The arbitration must be filed within one year of the act or omission which gives rise to the claim. Each party shall be entitled to take one deposition, and to take any other discovery as is permitted by the Arbitrator. In determining the extent of discovery, the Arbitrator shall exercise discretion, but shall consider the expense of the desired discovery and the importance of the discovery to a just adjudication.

b.

The Arbitrator shall render an award that conforms to the facts, as supported by competent evidence (except that the Arbitrator may accept written declarations under penalty of perjury, in addition to live testimony), and the law as it would be applied by a court sitting in the State of North Carolina. The cost of arbitration shall be advanced equally by the parties. Any party may apply to a court of competent jurisdiction for entry of judgment on the arbitration award.

12.

SUCCESSORS.

a.

This Agreement is personal to Executive and shall not be assignable by Executive.

b.

This Agreement shall inure to the benefit of Heat and its successors and assigns. Heat may assign this Agreement to any successor or affiliated entity, subsidiary, sibling, or parent company, provided that such assignee is financially qualified to fulfill obligations hereunder and in the event of such assignment, Heat agrees to guarantee all obligations hereunder.

13.     MISCELLANEOUS

a.

Executive shall notify Heat of any and all employment or other compensated work Executive obtains during the period from the Effective Date of this Agreement through and including the Non-Competition Period.

b.

This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without reference to the principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement contains the full and complete understanding between the parties hereto and supersedes all prior understandings, whether written or oral, pertaining to the subject matter hereof, other than the Confidential Information and Assignment of Inventions Agreement between Executive and Heat, contained in Executive Employment Agreement, as amended, and included as Appendix A to the Offer Letter.  To the extent that there is any conflict between this Agreement and any earlier agreement between Heat and Executive, this Agreement governs. This Agreement may not be amended or modified otherwise than by written agreement executed by Executive and by the designated representative of the Board.

c.

All notices and other communications hereunder shall be in writing and shall be given by hand delivery, by registered or certified mail, return receipt requested, postage prepaid, by reputable overnight courier (such as Federal Express or UPS), by facsimile, or by e-mail to such address as either party shall have furnished to the other in writing in accordance herewith. Notice may be given to Heat or Executive as follows:

For Heat:	For Executive:

Heat Biologics, Inc. 801 Capitola Drive Durham, NC 27313	Anil Goyal, Ph.D [ ]

With a Copy to:
Gracin & Marlow, LLP The Chrysler Building 405 Lexington Avenue, 26th Floor New York, New York 10174 Attn: Leslie Marlow, Esq.

d.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

e.

The failure of either party to insist upon strict compliance with any provision of this Agreement, or the failure to assert any right either party may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

f.

This Agreement does not constitute an admission by Heat of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

g.

Executive agrees that upon any breach of this Agreement Executive will forfeit all amounts paid or owing to Executive under this Agreement.  Further, Executive acknowledge that it may be impossible to assess the damages caused by Executive’s violation of the terms of Sections 3, 4, 5, 8, 9 and 10 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to Heat.  Executive therefore agrees that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to Heat upon Executives breach of this Agreement, Heat shall be entitled to an injunction to prevent Executive from violating or breaching this Agreement.  Executive agrees that if Heat is successful in whole or part in any legal or equitable action against Executive under this Agreement, Executive agrees to pay all of the costs, including reasonable attorney’s fees, incurred by Heat in enforcing the terms of this Agreement

14.

Acknowledgments. Executive further acknowledges:

a.

Executive has read and understands the release set forth in this Section 3 and the other terms of this Agreement;

b.

Before executing this Agreement, Executive has been offered at least 45 days to consider Executive’s rights and obligations under this Agreement;

c.

The period of time Executive has to consider Executive’s rights and obligations under this Agreement is reasonable;

d.

Before executing this Agreement, Heat advised Executive in writing to consult with an attorney;

e.

Executive has knowingly and voluntarily elected to enter into this Agreement and releases the Company and all Heat Related Parties from any and all claims, subject to the stated limitations in this Section 3, in exchange for valuable consideration which is in addition to anything of value to which Executive is already entitled;

f.

The Agreement constitutes a waiver of all rights and claims Executive may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §§621, et seq.);

g.

This Agreement does not waive any rights or claims by Executive that may arise after this Agreement is finally accepted and executed; and,

h.

Nothing in this Agreement, including the restrictions contained in Paragraphs 4, 5, 9, and 10, is intended to, or shall, interfere with Executive’s rights under federal, state, or local civil rights or employment discrimination laws (including, but not limited to, Title VII, the ADA, the ADEA, GINA, USERRA, or their state or local counterparts) to file or otherwise institute a charge of discrimination, to participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws, or to cooperate with any such agency in its investigation, none of which shall constitute a breach of this Agreement. Executive shall not, however, be entitled to any relief, recovery, or monies in connection with any such action, charge or proceeding brought against Heat and/or the other Heat Related Parties, regardless of who filed or initiated any such complaint, charge, or proceeding

15.

Effective Date. For a period of seven days following the execution of this Agreement, Executive may revoke this Agreement by sending written notice of same to Heat, addressed to Mr. Jeff Wolf, 801 Capitola Drive, Durham, North Carolina 27713.  For the revocation to be effective, the Company must receive the written notice by not later than the close of business on the seventh day after Executive signs this Agreement.  This Agreement shall not become effective or enforceable until this seven-day revocation period has expired without Executive having exercised Executive’ right to revoke.

This Agreement shall become effective on the seventh day after the date of this Agreement, provided the Executive does not exercise her right to revoke this Agreement (“Effective Date”).  If Executive revokes this Agreement during such seven-day period, this Agreement shall not become effective.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from its Board of Directors, Heat has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

HEAT BIOLOGICS, INC., a Delaware Corporation		EXECUTIVE

By:	/s/ Jeff Wolf	/s/ Anil Goyal, Ph.D
	Jeff Wolf	Anil Goyal, Ph.D

April 4, 2016

Anil Goyal, Ph.D

[Address]

Re:

Severance Agreement and General Release

Dear Anil:

This letter confirms that on April 4, 2016, I personally delivered to you the enclosed Agreement and General Release.  You have up to 45 days after receipt of this Agreement and General Release to consider whether to sign and date this Severance Agreement and General Release, in which you waive important rights, including those under the Age Discrimination in Employment Act of 1967.  Attachment A to this letter contains information required to be provided to you pursuant to Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act. We advise you to consult with an attorney of your choosing prior to signing this Severance Agreement and General Release concerning the rights you are waiving as well as all other terms of this Agreement.

Very truly yours,

/s/Jeff Wolf

Heat Biologics, Inc.

Attachment A

Information about the Exit Program required by the Older Workers Benefit Protections Act.

The class, unit, or group of individuals covered by the program includes all employees in the Company whose employment is being terminated in the reduction in force that will be effective on [Insert Date]. All employees in the Company whose employment is being terminated are eligible for the program.

The following is a listing of the ages and job titles of employees who were and were not selected for layoff and offered consideration for signing a waiver. Except for those employees selected for layoff, no other employee is eligible or offered consideration in exchange for signing the waiver:

Job Title	Age	# Selected	# not Selected
CEO	52	0	1
CFO	55	1	0
Chief Science Officer	36	0	1
VP Product Development	42	0	1
VP Business development	52	1	0
Director of Clinical	33	0	1
Director of CMC	38	0	1
Director of Regulatory Affairs	39	0	1
Clinical Research Associate	26	0	1
Manager, Medical Writing	37	0	1
Senior Director of Quality Systems	37	1	0
Clinical Trial Associate	28	0	1
Senior CMC Project Manager	39	0	1
Associate Director of Research	37	0	1
Associate Director of Research	36	0	1
Principal Scientist	42	0	1
Postdoctoral Scientist	28	0	1
Director of Process Development and Characterization	31	1	0
Scientist I	40	0	1
Assoc. VP of Licensing and Legal Counsel	50	1	0
Office manager	35	0	1
Accounting Manager	45	0	1
Director IR and Corporate Communication	29	0	1
Controller	64	0	1
Associate Director, Analytical Sciences	45	0	1

EXHIBIT 99.1

Heat Biologics Announces Cost-Saving Measures and Focused Corporate Strategy to Achieve Important Clinical Milestones

Cost-saving measures enable Heat to achieve Phase 2 HS-410 bladder cancer data readout in 4Q:16 with its current cash on-hand

DURHAM, NC – April 7, 2016 – Heat Biologics, Inc. (“Heat”) (Nasdaq: HTBX), an immuno-oncology company developing novel therapies that activate a patient’s immune system against cancer, announced that the company is implementing cost-saving measures and a focused corporate strategy to achieve, with its current cash on-hand, data readout in the fourth quarter of 2016 for its lead Phase 2 program evaluating HS-410 for the treatment of non-muscle invasive bladder cancer.  These cost-saving measures include a workforce reduction of approximately 22% of the company’s headcount and a reduction in compensation for the remaining leadership team.  Heat also announced the voluntary resignation of two members from its Board of Directors.  In addition, Heat will further decrease operating expenses by advancing only the eight patients currently enrolled in its Phase 1b clinical trial evaluating HS-110 for the treatment of non-small cell lung cancer instead of enrolling the eighteen patients initially planned.  Heat intends to focus its resources to achieve the important near-term milestones for these two product candidates, both of which are expecting topline data in the fourth quarter of 2016.

“We remain committed to advancing our lead clinical program for HS-410 and the focused reductions announced today extend our cash runway to reach significant inflection points expected later this year,” said Jeff Wolf, Heat’s Founder and CEO.  “While difficult, these cost-saving measures are necessary.  We are truly grateful for the meaningful contributions of the talented individuals impacted.”

About Heat Biologics, Inc.

Heat Biologics, Inc. (Nasdaq: HTBX) is an immuno-oncology company developing novel therapies that activate a patient’s immune system against cancer.  Heat’s highly specific T cell-stimulating platform technologies, ImPACT and ComPACT, form the basis of its product candidates.  These platforms, in combination with other therapies, such as checkpoint inhibitors, are designed to address three distinct but synergistic mechanisms of action: robust activation of CD8+ “killer” T cells (one of the human immune system’s most potent weapons against cancer); reversal of tumor-induced immune suppression; and T cell co-stimulation to further enhance patients’ immune response.  Currently, Heat is conducting a Phase 2 trial with its HS-410 (vesigenurtacel-L) in patients with non-muscle invasive bladder cancer (NMIBC) and a Phase 1b trial with its HS-110 (viagenpumatucel-L) in combination with an anti-PD-1 checkpoint inhibitor to treat patients with non-small cell lung cancer (NSCLC).  For more information, please visit www.heatbio.com.

Forward-Looking Statements

This press release includes forward-looking statements on our current expectations and projections about future events. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions.  These statements are based upon current beliefs, expectations and assumptions and include statements regarding the intended decrease in operating expenses and the intended direction of Heat’s cash and resources to enable the achievement of important near-term milestones for HS-410 and HS-110, the expected timing of topline data in the fourth quarter of 2016.  These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including the ability of Heat's ImPACT and ComPACT therapies to perform as designed, the ability to enroll patients and complete the clinical trials on time, the ability to achieve milestones with a reduced workforce and the other factors described in our annual report on Form 10-K for the year ended December 31, 2015 and our other filings with the SEC.  The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

CONTACT:

Heat Biologics, Inc.

Jennifer Almond

Investor and Media Relations

919-240-7133

investorrelations@heatbio.com